CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$1,250,000	$125.88

(1)          Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated December 10, 2015

(To the Prospectus dated July 19, 2013,  the Prospectus Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015 and the Index Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$1,250,000

Callable Contingent Coupon Notes due December 13, 2018

Linked to the Least Performing Reference Asset of the Russell 2000® Index, the EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	December 10, 2015
Issue Date:	December 15, 2015
Final Valuation Date:*	December 10, 2018
Maturity Date:*	December 13, 2018
Reference Assets:

The Russell 2000® Index (the “Russell 2000 Index”), the EURO STOXX 50® Index (the “EURO STOXX 50 Index”) and the iShares® MSCI Emerging Markets ETF (the “Emerging Markets ETF”), as noted in the following table:

	Reference Asset	Bloomberg Ticker	Initial Level	Coupon Barrier Level
	Russell 2000 Index	RTY<Index>	1,145.87	687.52
	EURO STOXX 50 Index	SX5E <Index>	3,277.21	1,966.33
	Emerging Markets ETF	EEM UP <Equity>	$32.68	$19.61

The Russell 2000 Index and the EURO STOXX 50 Index are each referred to in this pricing supplement as an “Index” and collectively as the “Indices”.  Each of the Indices and the Emerging Markets ETF are each referred to in this pricing supplement as a “Reference Asset” and collectively as the “Reference Assets”.

Buffer Percentage:	50.00%
Downside Leverage Factor:	2.00
Payment at Maturity:

If you hold your Notes to maturity, and if your Notes are not early redeemed by us prior to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk and in addition to any Contingent Coupon that may be payable on such date) a cash payment per $1,000 principal amount Note that you hold determined as follows:

•                  If the Reference Asset Return of the Least Performing Reference Asset is equal to or greater than -50.00%, you will receive a cash payment of $1,000 per $1,000 principal amount Note that you hold.

•                  If the Reference Asset Return of the Least Performing Reference Asset is less than -50.00%, you will receive a cash payment per $1,000 principal amount Note that you hold calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of Least Performing Reference Asset + Buffer Percentage) x Downside Leverage Factor]

If your Notes are not redeemed by us prior to maturity, and if the Reference Asset Return of the Least Performing Reference Asset is less than -50.00%, your Notes will lose 2.00% of the principal amount of your Notes for every 1% that the Reference Asset Return of the Least Performing Reference Asset falls below -50.00%. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any Contingent Coupons and any payment upon early redemption or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.  See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PS-1 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.25%	99.75%
Total	$1,250,000	$1,250,000	$3,125	$1,246,875

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $985.60 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-1 of this pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer equal to 0.25% of the principal amount of the notes, or $2.50 per $1,000 principal amount, and will use these commissions to pay selling concessions or fees (including custodial or clearing fees) to other dealers. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupon:

$18.75 per $1,000 principal amount Note, which is equal to 1.875% of the principal amount per Note

If the Closing Level of each Reference Asset on any Observation Date is equal to or greater than its respective Coupon Barrier Level, you will receive a Contingent Coupon applicable to such Observation Date on the related Contingent Coupon Payment Date. If the Closing Level of any Reference Asset is less than its Coupon Barrier Level on any Observation Date, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Observation Dates:*

Quarterly, on the 10th of each March, June, September and December during the term of the Notes (or, if such day is not a Reference Asset Business Day, the next following Reference Asset Business Day), beginning in March 2016 and ending on and including the Final Valuation Date

Contingent Coupon Payment Dates:*

With respect to any Observation Date, the fifth Business Day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date

Early Redemption at the Option of the Issuer:

We may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price set forth below on any Contingent Coupon Payment Date, provided that we give at least five Business Days’ prior written notice to the trustee.  If we exercise our redemption option, the Contingent Coupon Payment Date on which we exercise such option will be referred to as the “Early Redemption Date”.

Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, together with any Contingent Coupon that may be payable on the applicable Early Redemption Date
Closing Level:

With respect to a Reference Asset on any date, the official closing price or level, as applicable, of that Reference Asset published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable (rounded to two decimal places, if applicable)

In certain circumstances, the closing level of an Index will be based on the alternate calculation of the Index as described under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement

In certain circumstances, the closing price per share of the Emerging Markets ETF will be based on the alternate calculation of the Emerging Markets ETF as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement

Coupon Barrier Level:	With respect to a Reference Asset, 60.00% of its Initial Level (rounded to two decimal places), as set forth in the table above
Reference Asset Business Day:

A day that is a scheduled trading day with respect to each Reference Asset

The term “scheduled trading day”, has the meaning (a) with respect to each Index, as set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”, and (b) with respect to the Emerging Markets ETF, as set forth under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities”, in each case, in the accompanying prospectus supplement

Least Performing Reference Asset:	The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth below
Reference Asset Return:	With respect to each Reference Asset the performance of such Reference Asset from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	With respect to a Reference Asset, the Closing Level on the December 9, 2015**
Final Level:	With respect to a Reference Asset, the Closing Level on the Final Valuation Date
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741UZ23 / US06741UZ230

*                  Subject to postponement, as described under “Selected Purchase Considerations—Reference Asset Business Days and Market Disruption Events” in this pricing supplement

**            For the avoidance of doubt, the Initial Level for each Reference Asset is equal to the Closing Level of such Reference Asset on December 9, 2015. The Initial Levels are not based on the price or level of any Reference Asset at any time on the Initial Valuation Date. The Initial Valuation Date, as used in this pricing supplement, refers to the date on which the Notes were initially priced for sale to the public.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•                  Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity.  Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes.  Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT COUPON PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The numbers appearing in these tables are purely hypothetical and are provided for illustrative purposes only. These examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

¡                 Hypothetical Initial Level of each Reference Asset: 100.00*

¡                 Coupon Barrier Level for each Reference Asset: 60.00* (60.00% of the hypothetical Initial Level set forth above)

¡                 Contingent Coupon: $18.75 per $1,000 principal amount per Note

* The hypothetical Initial Level of 100.00 and the hypothetical Coupon Barrier Level of 60.00 for each Reference Asset have been chosen for illustrative purposes only.  The actual Initial Level and Coupon Barrier Level for each Reference Asset are as set forth on the cover of this pricing supplement.

Example 1: The Closing Level of each Reference Asset is greater than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
Russell 2000 Index	105.00
EURO STOXX 50 Index	85.00
Emerging Markets ETF	$110.00

Because the Closing Level of each Reference Asset is greater than its respective Coupon Barrier Level, you will receive a Contingent Coupon of $18.75, or 1.875% of the principal amount per Note, on the related Contingent Coupon Payment Date.

Example 2: The Closing Level of at least one Reference Asset is greater than its Coupon Barrier Level on the relevant Observation Date and the Closing Level of at least one other Reference Asset is less than its Coupon Barrier Level.

Reference Asset	Closing Level on Relevant Observation Date
Russell 2000 Index	110.00
EURO STOXX 50 Index	55.00
Emerging Markets ETF	$85.00

Because the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Level of each Reference Asset is less than its Coupon Barrier Level on the relevant Observation Date.

Reference Asset	Closing Level on Relevant Observation Date
S&P 500 Index	55.00
Russell 2000 Index	45.00
Emerging Markets ETF	$50.00

Because the Closing Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Level of at least one Reference Asset is below its Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

HYPOTHETICAL EXAMPLES OF CONTINGENT COUPON PAYMENTS DURING THE TERM OF THE NOTES

The following examples are purely hypothetical and are provided for illustrative purposes only. These examples are intended to illustrate the amount of Contingent Coupons that you may receive over the term of the Notes (per $1,000 principal amount Note that you hold) under various circumstances.  The following examples do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                 Contingent Coupon: $18.75 per $1,000 principal amount of the Notes (1.875% of the principal amount per Note)

▪                 You hold your Notes to maturity and we do NOT exercise our option to redeem your Notes prior to maturity

Example 1: The Closing Level of at least one Reference Asset is less than its Coupon Barrier Level on some Observation Dates. The Closing Level of each Reference Asset is greater than their respective Coupon Barrier Levels on other Observation Dates.

Observation Date	Is the Closing Level of any Reference Asset Less Than its Coupon Barrier Level?	Is a Contingent Coupon Payable on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment
First	No	Yes	$18.75
Second	Yes	No	$0.00
Third	Yes	No	$0.00
Fourth	No	Yes	$18.75
Fifth	Yes	No	$0.00
Sixth	No	Yes	$18.75
Seventh	Yes	No	$0.00
Eighth	Yes	No	$0.00
Ninth	No	Yes	$18.75
Tenth	No	Yes	$18.75
Eleventh	Yes	No	$0.00
Twelfth (Final Valuation Date)	No	Yes	$18.75

The total amount of Contingent Coupons that you receive during the term of the Notes is $112.50 per $1,000 principal amount Note that you hold. This example demonstrates that you will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Level of each Reference Asset is equal to or greater than its Coupon Barrier Level on the related Observation Date.

Example 2: The Closing Level of each Reference Asset on each Observation Date is equal to or greater than its respective Coupon Barrier Level.

Observation Date	Is the Closing Level of any Reference Asset Less Than its Coupon Barrier Level?	Is a Contingent Coupon Payable on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment
First	No	Yes	$18.75
Second	No	Yes	$18.75
Third	No	Yes	$18.75
Fourth	No	Yes	$18.75
Fifth	No	Yes	$18.75
Sixth	No	Yes	$18.75
Seventh	No	Yes	$18.75
Eighth	No	Yes	$18.75
Ninth	No	Yes	$18.75
Tenth	No	Yes	$18.75
Eleventh	No	Yes	$18.75
Twelfth (Final Valuation Date)	No	Yes	$18.75

The total amount of Contingent Coupons that you receive during the term of the Notes is $225.00 per $1,000 principal amount Note that you hold. This example demonstrates the maximum possible return that you may earn on your Notes.

Example 3: The Closing Level of at least one Reference Asset is less than its Coupon Barrier Level on each Observation Date.

Observation Date	Is the Closing Level of any Reference Asset Less Than its Coupon Barrier Level?	Is a Contingent Coupon Payable on the Related Contingent Coupon Payment Date?	Contingent Coupon Payment
First	Yes	No	$0.00
Second	Yes	No	$0.00
Third	Yes	No	$0.00
Fourth	Yes	No	$0.00
Fifth	Yes	No	$0.00
Sixth	Yes	No	$0.00
Seventh	Yes	No	$0.00
Eighth	Yes	No	$0.00
Ninth	Yes	No	$0.00
Tenth	Yes	No	$0.00
Eleventh	Yes	No	$0.00
Twelfth (Final Valuation Date)	Yes	No	$0.00

The total amount of Contingent Coupons that you receive during the term of the Notes is $0.00. This example demonstrates that you may not receive any Contingent Coupons during the term of the Notes.

The examples above relate solely to the Contingent Coupon payments that you may receive during the term of the Notes and do not relate to the payment that you may receive at maturity.  Regardless of any Contingent Coupons that you may receive during the term of the Notes, you may also lose some or all of the principal amount of your Notes, as described on the cover of this pricing supplement.

For examples of the payment that you may receive at maturity, please see “Hypothetical Examples of Amounts Payable at Maturity” below.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates a hypothetical range of payments that you may receive at maturity (excluding the final Contingent Coupon payment that may be payable on the Notes) under various circumstances.  The examples set forth below are purely hypothetical and are provided for illustrative purposes only.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The following examples do not take into account any tax consequences from investing in the Notes.  These examples also make the following key assumptions:

¡                 Hypothetical Initial Level of each Reference Asset: 100.00*

¡                 Coupon Barrier Level for each Reference Asset: 60.00 (60.00% of the hypothetical Initial Level set forth above)

¡                 Buffer Percentage: 50.00%

¡                 Downside Leverage Factor: 2.00

¡                 We do not elect to exercise our option to call the Notes prior to maturity

* The hypothetical Initial Level of 100.00 and the hypothetical Coupon Barrier Level of 50.00 for each Reference Asset have been chosen for illustrative purposes only.  The actual Initial Level and Coupon Barrier Level for each Reference Asset are as set forth on the cover of this pricing supplement.

Final Level			Reference Asset Return
Russell 2000 Index	EURO STOXX 50 Index	Emerging Markets ETF	Russell 2000 Index	EURO STOXX 50 Index	Emerging Markets ETF	Reference Asset Return of the Least Performing Reference Asset	Payment at Maturity**
150.00	155.00	175.00	50.00%	55.00%	75.00%	50.00%	$1,000.00
142.00	145.00	140.00	42.00%	45.00%	40.00%	40.00%	$1,000.00
140.00	130.00	150.00	40.00%	30.00%	50.00%	30.00%	$1,000.00
130.00	125.00	120.00	30.00%	25.00%	20.00%	20.00%	$1,000.00
110.00	115.00	120.00	10.00%	15.00%	20.00%	10.00%	$1,000.00
102.00	110.00	100.00	2.00%	10.00%	0.00%	0.00%	$1,000.00
95.00	90.00	102.50	-5.00%	-10.00%	2.50%	-10.00%	$1,000.00
90.00	102.00	80.00	-10.00%	2.00%	-20.00%	-20.00%	$1,000.00
100.00	95.00	70.00	0.00%	-5.00%	-30.00%	-30.00%	$1,000.00
85.00	60.00	103.00	-15.00%	-40.00%	3.00%	-40.00%	$1,000.00
105.00	50.00	90.00	5.00%	-50.00%	-10.00%	-50.00%	$1,000.00
75.00	40.00	85.00	-25.00%	-60.00%	-15.00%	-60.00%	$800.00
55.00	30.00	45.00	-45.00%	-70.00%	-55.00%	-70.00%	$600.00
70.00	40.00	20.00	-30.00%	-60.00%	-80.00%	-80.00%	$400.00
55.00	10.00	105.00	-45.00%	-90.00%	5.00%	-90.00%	$200.00
60.00	102.00	0.00	-40.00%	2.00%	-100.00%	-100.00%	$0.00

** per $1,000 principal amount Note, excluding the final Contingent Coupon (if one is payable on the Maturity Date)

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Level of the Russell 2000 Index is 110.00, the Final Level of the EURO STOXX 50 Index is 115.00, and the Final Level of the Emerging Markets ETF is 120.00.

Because the Russell 2000 Index has the lowest Reference Asset Return, the Russell 2000 Index is the Least Performing Reference Asset. Because the Reference Asset Return of the Least Performing Reference Asset is not less than -50.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon that will otherwise be payable on the Maturity Date.

Example 2: The Final Level of the Russell 2000 Index is 90.00, the Final Level of the EURO STOXX 50 Index is 102.00, and the Final Level of the Emerging Markets ETF is 80.00.

Because the Emerging Markets ETF has the lowest Reference Asset Return, the Emerging Markets is the Least Performing Reference Asset.  Because the Reference Asset Return of the Least Performing Reference Asset is not less than -50.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon that will otherwise be payable on the Maturity Date.

Example 3: The Final Level of the Russell 2000 Index is 75.00, the Final Level of the EURO STOXX 50 Index is 40.00, and the Final Level of the Emerging Markets ETF is 85.00.

Because the EURO STOXX 50 Index has the lowest Reference Asset Return, the EURO STOXX 50 Index is the Least Performing Reference Asset.  Because the Reference Asset Return of the Least Performing Reference Asset is less than -50.00%, you will receive a payment at maturity of $800.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of Least Performing Reference Asset + Buffer Percentage) x Downside Leverage Factor]

$1,000 + [$1,000 x (-60.00% + 50.00%) x 2.00] = $800.00

In addition, because the Final Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the Maturity Date.

Example 4: Final Level of the Russell 2000 Index is 55.00, the Final Level of the EURO STOXX 50 Index is 30.00, and the Final Level of the Emerging Markets ETF is 45.00.

Because the EURO STOXX 50 Index has the lowest Reference Asset Return, the EURO STOXX 50 Index is the Least Performing Reference Asset.  Because the Reference Asset Return of the Least Performing Reference Asset is less than -50.00%, you will receive a payment at maturity of $600.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return of Least Performing Reference Asset + Buffer Percentage) x Downside Leverage Factor]

$1,000 + [$1,000 x (-70.00% + 50.00%) x 2.00] = $600.00

In addition, because the Final Level of at least one Reference Asset is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the Maturity Date.

Examples 3 and 4 above demonstrate that, if we do not redeem your Notes prior to maturity, and if the Reference Asset Return of the Least Performing Reference Asset is less than -50.00%, your investment in the Notes will be exposed on an accelerated basis to the negative performance of the Least Performing Reference Asset. You will not benefit in any way from the Reference Asset Return of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

If we do not redeem your Notes prior to maturity, you may lose up to 100% of the principal amount of your Notes.

SELECTED PURCHASE CONSIDERATIONS

•             Reference Asset Business Days and Market Disruption Events—The Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates, the Maturity Date and the payment at maturity are subject to postponement in the event that a Market Disruption Event occurs or is continuing with respect to any Reference Asset on a scheduled Observation Date.

If the Calculation Agent determines that a Market Disruption Event occurs with respect to any Reference Asset on a scheduled Observation Date, the relevant Observation Date will be postponed.  If such postponement occurs, the Closing Levels of the Reference Assets shall be determined using the Closing Levels on the first following Reference Asset Business Day on which no Market Disruption Event occurs with respect to any Reference Asset.  In no event, however, will an Observation Date be postponed by more than five Reference Asset Business Days.  If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of any Reference Asset on such fifth day, the Calculation Agent will determine the Closing Level of any Reference Asset unaffected by such Market Disruption Event using the Closing Level on such fifth day, and will make an estimate of the Closing Level of any Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event.

In the event that an Observation Date (other than the Final Valuation Date) is postponed, the applicable Contingent Coupon Payment Date will be the fifth Business Day following the relevant Observation Date, as postponed. If the final Observation Date (the Final Valuation Date) is postponed, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five Reference Asset Business Days, as described above.

For a description of what constitutes a Market Disruption Event with respect to either Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement. For a description of what constitutes a Market Disruption Event with respect to the Emerging Markets ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

•             Adjustments to the Reference Assets and the Notes—For a description of adjustments that may affect the Reference Assets and the Notes, see the following sections of the accompanying prospectus supplement:

o                 For a description of further adjustments that may affect either Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”; and

o                 For a description of further adjustments that may affect the Emerging Markets ETF and the Notes, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” and “Reference Assets—Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds—Adjustments Affecting Securities Linked to More than One Reference Asset, at Least One of Which is an Exchange-Traded Fund”.

•             Downside Exposure to the Reference Assets—The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  The EURO STOXX 50 Index is comprised of fifty European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. The Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index.  For more information about the Reference Assets, please see “Information Regarding the Reference Assets” in this pricing supplement.

•             Material U.S. Federal Income Tax Considerations— The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.  In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this pricing supplement is materially correct.  There is no judicial or administrative authority that discusses how your Notes should be treated for U.S. federal income tax purposes.  Based on representations from the Issuer regarding market conditions at the time of issuance of the Notes (and based on the interaction of the resulting facts with the operation of relevant regulations), we believe it would be reasonable to treat the Notes for U.S. federal income tax purposes as non-contingent debt instruments providing for interest at the rate at which Contingent Coupons will be paid (the “Contingent Coupon Rate”).  The Issuer intends to treat the Notes in this manner, and except as otherwise noted, the discussion below assumes that the Notes will be so treated.  You should consult your tax advisor concerning the consequences of this tax treatment as compared with potential alternative tax treatments (as discussed more fully below), such as treating the Notes as contingent income-bearing derivative contracts, or as contingent payment debt instruments.  In addition, the Issuer representations referenced above were provided solely for purposes of determining the tax classification of the Notes and do not constitute a prediction or representation regarding the actual payments or return on the Notes.

If the Notes are properly treated as non-contingent debt instruments as described above, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  (An accrual basis taxpayer that accrues income at the Contingent Coupon Rate in a prior taxable year in respect of an anticipated Contingent Coupon that is not ultimately received in the following taxable year should be able to take an offsetting ordinary deduction in such following taxable year.)  In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time, excluding any amounts attributable to accrued but unpaid Contingent Coupons (which will be taxed as ordinary income) and your tax basis in the Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.  Any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Market Discount and Premium.”  These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes” in the accompanying prospectus supplement.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN.  ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments.  There is no judicial or administrative authority that discusses how your Notes should be treated for U.S. federal income tax purposes, and accordingly it could be asserted that your Notes should be treated in a different manner than discussed above.  For example, it is possible that the Notes could be treated as a contingent income-bearing derivative contract with respect to the Reference Assets.  If your Notes are so treated, you will likely be taxed in a manner substantially similar to that described above for Notes properly treated as non-contingent debt instruments.  For a further discussion of the U.S. federal income tax consequences of characterizing your Notes as a contingent income-bearing derivative contract, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.

It is also possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments.  Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes.  You would also be required to make adjustments to your accruals if the actual amounts that you received in any taxable year differed from the amounts shown on the projected payment schedule.  In addition, any gain you  recognized on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you  recognized on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss.  You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us.

You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8.   Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  The Treasury

Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the regulations refer to as “specified ELIs”) that are owned by non-U.S. holders.  However, the regulations do not apply to “specified ELIs” issued prior to January 1, 2017;  accordingly, non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, prospectus addendum and the index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•             “Risk Factors—Risks Relating to All Securities”;

•             “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•             “Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•             “Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”;

•             “Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•             “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•             “Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  If the Reference Asset Return of the Least Performing Reference Asset is less than -50.00%, you will lose 2.00% of the principal amount of your Notes for every 1% that the Reference Asset Return of such Reference Asset falls below -50.00%.  You may lose up to 100% of the principal amount of your Notes.

•                  Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be due during the term of the Notes.  You will not participate in any appreciation in the price or level of any Reference Asset and you will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date) even if the Reference Asset Return of one or more Reference Assets is positive.

•                  You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Level of each Reference Asset on the related Observation Date is equal to or greater than its respective Coupon Barrier Level. If the Closing Level of any Reference Asset on an Observation Date is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Level of at least one Reference Asset is less than its respective Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover of this pricing supplement, we may redeem your Notes (in whole but not in part) at our sole discretion without your consent at the Redemption Price on any Contingent Coupon Payment Date beginning with the Contingent Coupon Payment Date. Accordingly, the term of the Notes may be as short as approximately three months.

The Redemption Price that you receive on any Early Redemption Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than aggregate amount of payments that you would have received had you held your Notes to the scheduled maturity.  You may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the Early Redemption Date.  Our right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If Your Notes are not Redeemed by Us Prior to Maturity, the Payment at Maturity is not Based on the Level of any Reference Asset at any Time Other than the Closing Level of the Least Performing Reference Asset on the Final Valuation Date—The Final Levels and Reference Asset Returns of the Reference Assets (and, accordingly, the Reference Asset Return of the Least Performing Reference Asset) will be based solely on the Closing Levels of the Reference Assets on the Final Valuation Date (as compared to their Initial Levels).  Accordingly, if the level of the Least Performing Reference Asset drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, will be significantly less than it would have been had your payment at maturity been linked to the level of such Reference Asset at a time prior to such drop.

If your Notes are not called prior to maturity, your payment at maturity will be based solely on the Reference Asset Return of the Least Performing Reference Asset. If the Reference Asset Return of the Least Performing Reference Asset is less than -50.00%, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the

Reference Asset Returns of the other Reference Assets being higher than the Reference Asset Return of the Least Performing Reference Asset.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any Contingent Coupons and any payment upon early redemption or at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity.  Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Emerging Markets ETF, stocks comprising either Index or stocks held by the Emerging Markets ETF would have.

•                  Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes—The historical performance of a Reference Asset is not an indication of the future performance of that Reference Assets over the term of the Notes.  The historical correlation between Reference Assets is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Reference Assets.

•                  Certain Features of Exchange-Traded Funds Will Impact the Value of the Emerging Markets ETF and the Value of the Notes:

o                 Management Risk.  This is the risk that the investment strategy for the Emerging Markets ETF, the implementation of which is subject to a number of constraints, may not produce the intended results. An investment in an exchange-traded fund involves risks similar to those of investing in any fund of equity securities traded on an exchange, such as market fluctuations caused by such factors as economic and political developments, changes in interest rates and perceived trends in security prices.  However, because the Emerging Markets ETF is not “actively” managed, it generally does not take defensive positions in declining markets or would not sell a security because the security’s issuer was in financial trouble. Therefore, the performance of the Emerging Markets ETF could be lower than other types of mutual funds that may actively shift their portfolio assets to take advantage of market opportunities or to lessen the impact of a market decline.

o                 Derivatives Risk.  The Emerging Markets ETF may invest in futures contracts, options on futures contracts, other types of options and swaps and other derivatives.  A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as commodities.  Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Emerging Markets ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Emerging Markets ETF invested only in conventional securities.

o                 Underperformance Risk. The performance of the Emerging Markets ETF may not replicate the performance of, and may underperform its underlying index. The Emerging Markets ETF will reflect transaction costs and fees that will reduce its relative performance.

•                  The Notes are Subject to Risks Associated with Non-U.S. Securities Markets—Some or all of the equity securities that are held by the Emerging Markets ETF and all of the component stocks of the EURO STOXX 50 Index are issued by foreign companies in foreign securities markets Securities issued by foreign companies in foreign securities markets may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than securities issued by U.S. companies, which may have a negative impact on the performance of the financial products linked to such securities, including the Notes.  The public availability of information concerning the issuers of such securities will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the issuers of these securities may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                  The Notes are Subject to Risks Associated with Emerging Markets—Because the Emerging Markets ETF invests in securities of companies located in emerging markets, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component.  In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems.  Regulatory and tax environments may be subject to change without review or appeal.  Many emerging markets suffer from underdevelopment of capital markets and tax regulation.  The risk of expropriation and nationalization remains a threat.  Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•                  The Notes are Subject to Currency Exchange Risk—Some or all of the equity securities that are held by the Emerging Markets ETF and all of the component stocks of the EURO STOXX 50 Index are traded and quoted in foreign currencies and non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which such stocks are denominated.  Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.  If the value of the currencies in which securities held by the Emerging Markets ETF or included in the EURO STOXX 50 Index are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned such securities directly.

•                  The Notes are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•     The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•     The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•     The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus, the prospectus addendum and the index supplement. Neither the Issuer nor Barclays Capital Inc. nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  Please see the discussion under “Material U.S. Federal Income Tax Considerations” above.  You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning the Notes in your particular circumstances.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the value of the Reference Assets on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Reference Assets and the stocks underlying the Reference Assets;

o                 the time to maturity of the Notes;

o                 the market price and dividend rate on the Emerging Markets ETF and the stocks underlying each of the Reference Assets;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE REFERENCE ASSETS

The Russell 2000® Index

As noted above, the Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

For more information about the Russell 2000 Index, the index sponsor and license agreement between the index sponsor and the Issuer,  as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices—Equity Indices—Russell 2000® Index” and “Risk Factors” on page IS-31 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the Russell 2000 Index

You should not take the historical levels of the Russell 2000 Index as an indication of the future performance of the Russell 2000 Index. The level of the Russell 2000 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Russell 2000 Index during any period shown below is not an indication that the Russell 2000 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Russell 2000 Index. The actual performance of the Russell 2000 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Level of the Russell 2000 Index for each of the periods noted below.  We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	753.55	643.97	687.97
June 30, 2008	763.27	686.07	689.66
September 30, 2008	754.38	657.72	679.58
December 31, 2008	671.59	385.31	499.45
March 31, 2009	514.71	343.26	422.75
June 30, 2009	531.68	429.16	508.28
September 30, 2009	620.69	479.27	604.28
December 31, 2009	634.07	562.40	625.39
March 31, 2010	690.30	586.49	678.64
June 30, 2010	741.92	609.49	609.49
September 30, 2010	677.64	590.03	676.14
December 31, 2010	792.35	669.45	783.65
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	643.42	644.16
December 31, 2011	765.43	609.49	740.92
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
June 30, 2015	1,295.80	1,215.42	1,253.95
September 30, 2015	1,273.33	1,083.91	1,100.69
December 10, 2015*	1,204.16	1,097.55	1,149.02

* For the period beginning on October 1, 2015 and ending December 10, 2015

The following graph sets forth the historical performance of Russell 2000 Index the based on daily Closing Levels from January 1, 2008 through December 10, 2015.  The Closing Level of the Russell 2000 Index on December 10, 2015 was 1,149.02.

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The EURO STOXX 50® Index

The EURO STOXX 50 Index provides a blue-chip representation of supersector leaders in the Eurozone. The EURO STOXX 50 Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

For more information regarding the EURO STOXX 50 Index, the index sponsor and license agreement between the index sponsor and the Issuer,  as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—EURO STOXX 50 Index” and “Risk Factors” on page IS-8 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the EURO STOXX 50 Index

You should not take the historical levels of the EURO STOXX 50 Index as an indication of the future performance of the EURO STOXX 50 Index. The level of the EURO STOXX 50 Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the EURO STOXX 50 Index during any period shown below is not an indication that the EURO STOXX 50 Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the EURO STOXX 50 Index. The actual performance of the EURO STOXX 50 Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Levels of the EURO STOXX 50 Index for each of the periods noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	4,339.23	3,431.82	3,628.06
June 30, 2008	3,882.28	3,340.27	3,352.81
September 30, 2008	3,445.66	3,000.83	3,038.20
December 31, 2008	3,113.82	2,165.91	2,447.62
March 31, 2009	2,578.43	1,809.98	2,071.13
June 30, 2009	2,537.35	2,097.57	2,401.69
September 30, 2009	2,899.12	2,281.47	2,872.63
December 31, 2009	2,992.08	2,712.30	2,964.96
March 31, 2010	3,017.85	2,631.64	2,931.16
June 30, 2010	3,012.65	2,488.50	2,573.32
September 30, 2010	2,827.27	2,507.83	2,747.90
December 31, 2010	2,890.64	2,650.99	2,792.82
March 31, 2011	3,068.00	2,721.24	2,910.91
June 30, 2011	3,011.25	2,715.88	2,848.53
September 30, 2011	2,875.67	1,995.01	2,179.66
December 31, 2011	2,476.92	2,090.25	2,316.55
March 31, 2012	2,608.42	2,286.45	2,477.28
June 30, 2012	2,501.18	2,068.66	2,264.72
September 30, 2012	2,594.56	2,151.54	2,454.26
December 31, 2012	2,659.95	2,427.32	2,635.93
March 31, 2013	2,749.27	2,570.52	2,624.02
June 30, 2013	2,835.87	2,511.83	2,602.59
September 30, 2013	2,936.20	2,570.76	2,893.15
December 31, 2013	3,111.37	2,902.12	3,109.00
March 31, 2014	3,172.43	2,962.49	3,161.60
June 30, 2014	3,314.80	3,091.52	3,228.24
September 30, 2014	3,289.75	3,006.83	3,225.93
December 31, 2014	3,277.38	2,874.65	3,146.43
March 31, 2015	3,731.35	3,007.91	3,697.38
June 30, 2015	3,828.78	3,424.30	3,424.30
September 30, 2015	3,686.58	3,019.34	3,100.67
December 10, 2015*	3,506.45	3,069.05	3,269.97

* For the period beginning on October 1, 2015 and ending December 10, 2015

The following graph sets forth the historical performance of the EURO STOXX 50 Index based on daily Closing Levels from January 1, 2008 through December 10, 2015. The Closing Level of the EURO STOXX 50 Index on December 10, 2015 was 3,269.97.

Historical Performance of the EURO STOXX 50® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The Emerging Markets ETF

We have derived all information contained in this pricing supplement regarding the Emerging Markets ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the Emerging Markets ETF’s prospectus dated December 30, 2014, revised as of January 2, 2015, and other publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by BlackRock Inc. and its affiliates (collectively, “BlackRock”).  The Emerging Markets ETF is an investment portfolio maintained and managed by iShares® Trust.  BlackRock Fund Advisors (“BFA”) is currently the investment adviser to the Emerging Markets ETF.  The Emerging Markets ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the Emerging Markets ETF.  Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov.  For additional information regarding iShares®, Inc., BFA and the Emerging Markets ETF, please see the Emerging Markets ETF’s prospectus.  In addition, information about iShares® and the Emerging Markets ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com.  We have not undertaken any independent review or due diligence of the SEC filings related to the Emerging Markets ETF, any information contained on the iShares® website, or of any other publicly available information about the Emerging Markets ETF.  Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The Emerging Markets ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index.  For more information about the MSCI Emerging Markets Index, please see “—The MSCI Emerging Markets Index” below.

As of December 9, 2015, the Emerging Markets ETF’s top five holdings by country were China (26.31%), South Korea (15.41%), Taiwan (11.99%), India (8.17%) and South Africa (6.68%).  As of December 9, 2015, the Emerging Markets ETF’s five largest sectors by holdings were Financials (27.67%), Information Technology (21.02%), Consumer Discretionary (10.06%), Consumer Staples (8.09%) and Energy (7.13%).

The Emerging Markets ETF uses a representative sampling indexing strategy to try to track the MSCI Emerging Markets Index.  The Emerging Markets ETF generally invests at least 90% of its assets in securities of the MSCI Emerging Markets Index and depository receipts representing securities in the MSCI Emerging Markets Index.  In addition, the Emerging Markets ETF may invest up to 10% of its assets in other securities, including securities not in the MSCI Emerging Markets Index, but which BFA believes will help the Emerging Markets ETF track the MSCI Emerging Markets Index, futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Emerging Markets Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

As noted above, the Emerging Markets ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the MSCI Emerging Markets Index.  Representative sampling means that the Emerging Markets ETF generally invests in a representative sample of securities that collectively has an investment profile similar to that of the MSCI Emerging Markets Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Emerging Markets Index. The Emerging Markets ETF may or may not hold all of the securities in the MSCI Emerging Markets Index.

Correlation

The MSCI Emerging Markets Index is a theoretical financial calculation, while the Emerging Markets ETF is an actual investment portfolio. The performance of the Emerging Markets ETF and the MSCI Emerging Markets Index will vary somewhat due to operating expenses, transaction costs, cash flows, regulatory requirements and operational inefficiencies. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is generally referred to as “tracking error”. BFA expects that, over time, the Emerging Markets ETF’s tracking error will not exceed 5%.

Industry Concentration Policy

The Emerging Markets ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the MSCI Emerging Markets Index is concentrated.  For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® and BlackRock® are registered trademarks of Blackrock. BlackRock has licensed certain trademarks and trade names of BlackRock to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BlackRock. BlackRock makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BlackRock has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.

Historical Performance of the Emerging Markets ETF

You should not take the historical prices of the Emerging Markets ETF as an indication of the future performance of the Emerging Markets ETF. The price of the Emerging Markets ETF has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the Emerging Markets ETF during any period shown below is not an indication that the price of the Emerging Markets ETF is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Emerging Markets ETF. The actual performance of the Emerging Markets ETF over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and final Closing Level of the Emerging Markets ETF for each period noted below.  We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	50.37	42.17	44.79
June 30, 2008	51.70	44.43	45.19
September 30, 2008	44.43	31.33	34.53
December 31, 2008	33.90	18.22	24.97
March 31, 2009	27.09	19.94	24.81
June 30, 2009	34.64	25.65	32.23
September 30, 2009	39.29	30.75	38.91
December 31, 2009	42.07	37.56	41.50
March 31, 2010	43.22	36.83	42.12
June 30, 2010	43.98	36.16	37.32
September 30, 2010	44.77	37.59	44.77
December 31, 2010	48.58	44.77	47.62
March 31, 2011	48.69	44.63	48.69
June 30, 2011	50.21	45.50	47.60
September 30, 2011	48.46	34.95	35.07
December 31, 2011	42.80	34.36	37.94
March 31, 2012	44.76	38.23	42.94
June 30, 2012	43.54	36.68	39.19
September 30, 2012	42.37	37.42	41.32
December 31, 2012	44.35	40.14	44.35
March 31, 2013	45.20	41.80	42.78
June 30, 2013	44.23	36.63	38.57
September 30, 2013	43.29	37.34	40.77
December 31, 2013	43.66	40.44	41.77
March 31, 2014	40.99	37.09	40.99
June 30, 2014	43.95	40.82	43.23
September 30, 2014	45.85	41.56	41.56
December 31, 2014	42.44	37.73	39.29
March 31, 2015	41.07	37.92	40.13
June 30, 2015	44.09	39.04	39.62
September 30, 2015	39.78	31.32	32.78
December 10, 2015*	36.29	32.46	32.46

* For the period beginning on October 1, 2015 and ending December 10, 2015

The following graph sets forth the historical performance of the Emerging Markets ETF based on daily closing prices from January 1, 2008 through December 10, 2015.  The Closing Level of the Emerging Markets ETF on December 10, 2015 was $32.46 per share.

Historical Performance of the iShares® MSCI Emerging Markets ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.